EXHIBIT 12


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                                                            MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                                                         COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
                                                         COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                                                          (Dollars in Millions)

                                                                                                               For the  Six Months
                                                          Year Ended last Friday in December                           Ended
                                                          ----------------------------------                   --------------------
                                              1995          1994         1993         1992            1991      June 28,    June 30,
                                            --------      --------     --------     --------     --------        1996         1995
                                          (52 Weeks)    (52 Weeks)    (53 Weeks)   (52 Weeks)   (52 Weeks)     --------     -------
 Pretax earnings from
   continuing operations                    $  1,811      $  1,730       $2,425       $1,621       $1,017       $1,369       $  843
                                                                                                                ------       ------


 Deduct equity in undistributed
  net earnings of unconsolidated
   subsidiaries                                    -           (19)         (13)         (13)         (10)
                                             -------      --------       ------       ------       ------

 Total pretax earnings from
    continuing operations                      1,811         1,711        2,412        1,608        1,007
                                             -------      --------       ------       ------        -----

 Add:
   Fixed charges
      Interest                                11,238         8,586        6,009        4,823        5,074        5,565        5,183

       Other (A)                                 144           138          152          152          146           77           69
                                              ------        ------        -----        -----        -----        -----        -----

  Total fixed charges                         11,382         8,724        6,161        4,975        5,220        5,642        5,882
   Preferred stock dividend                       77            22            9           11           26           37           39
      requirements                            ------        ------        -----        -----        -----        -----        -----


   Total combined fixed charges and
      preferred stock dividends               11,459         8,746        6,170        4,986        5,246        5,697        5,921
                                             -------       -------       ------       ------       ------       ------       ------

  Pretax earnings before fixed charges       $13,193       $10,435       $8,573       $6,583       $6,227       $7,011       $6,725
                                             =======       =======       ======       ======       ======       ======       ======
 Pretax earnings before combined
   fixed charges and preferred
   stock dividends                           $13,270       $10,457       $8,582       $6,594       $6,253       $7,048       $6,764
                                             =======       =======       ======       ======       ======       ======       ======

 Ratio of earnings to fixed charges             1.16          1.20         1.39         1.32         1.19         1.24         1.14
 Ratio of earnings to combined
   fixed charges and preferred
   stock dividends                              1.16          1.20         1.39         1.32         1.19         1.24         1.14








(A)  Other fixed charges consist of the interest factor in rentals, amortization of debt expense, and preferred stock dividend requirements of majority-owned subsidiaries.

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